                                                                 Exhibit 99.3


                          CONSENT OF ENTERTAINDOM

[Company] hereby consents to the description of its use of products of Cyber Dialogue Inc. substantially in the form attached hereto as EXHIBIT A and appearing in the Prospectus constituting part of the Registration Statement on Form S-1 of Cyber Dialogue, Inc. (the "Registration Statement"). [Company] also explicitly waives any restriction on the use of its name and logo in connection with the Registration Statement.



                                        Entertaindom



                                        By:    /s/ John Moloshuk
                                           --------------------------------
                                           Name:
                                           Title: CEO & President

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                                                                  EXHIBIT A


Warner Bros. Online.

Warner Bros. Online is an Internet subsidiary of Time Warner. Time Warner has been an Internet Strategies Group subscriber since 1996. In 1999, Warner Bros. Online licensed Arc 360 to track and analyze representative samples of Warner Bros. Online visitors across 340 product and behavioral categories. The resulting data, which the client can query using the Arc 360 reporting tool, provided Warner Bros. Online with specific information about visitors to several sites within its network. This enabled Warner Bros. management to significantly increase the effectiveness of its advertising sales efforts. We are now expanding our analysis to include Time Warner's Entertaindom portal and Acme City community site.